Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As an independent registered public accounting firm, we hereby consent to the use in the Amendment No. 1 to this Registration Statement on Form SB-2, of our report dated February 6, 2007, relating to the financial statements of Sweet Success Enterprises, Inc. as of December 31, 2006 and for the year then ended and for the cumulative period from inception (January 1, 2003) through December 31, 2006. We also consent to the reference to our firm under the caption “Experts” in the Prospectus contained in said Registration Statement filed with the Securities and Exchange Commission.

PMB Helin Donovan, LLP

/s/ PMB Helin Donovan, LLP
PMB Helin Donovan, LLP
Certified Public Accountants

Austin, Texas
February 23. 2007